Exhibit 99.2


Old Guard Announces Definitive Agreement to Acquire Southern Title Insurance Company from Firstmark Corp.

- Acquisition for Up to $8 Million in Cash is Expected to be Accretive to Old Guard's Earnings -

LANCASTER, Pa., and RICHMOND, Va., Dec. 3 /PRNewswire/ -- Old Guard Group, Inc. (Nasdaq: OGGI) and Firstmark Corp. (Nasdaq: FIRM) today announced a definitive agreement under which Old Guard Group, Inc. will acquire Investors Southern Corporation and Southern Title Insurance Corporation, wholly owned subsidiaries of Firstmark Corp., for a purchase price of approximately $8 million in cash, of which $6.75 million is to be paid at closing with the balance paid over three years based on earnings. The transaction, which will be immediately accretive to Old Guard's earnings, is subject to regulatory approval and approval of Firstmark shareholders. The transaction is expected to close during the first quarter of 1999.

Southern Title provides title insurance and related services through a network of agencies across Virginia and into North Carolina, Washington, DC, Ohio, and Pennsylvania. In 1998, Southern Title expects to produce in excess of $10 million in premiums and title-related revenue.

Old Guard Chairman, David E. Hosler said, "We are pleased to add Southern Title as a key operating unit within the Old Guard family of insurance companies. Southern Title's niche in the title insurance market furthers our strategic objective of growth through diversification. In addition to providing us with a new product line, this acquisition extends Old Guard's reach into additional geographic markets."

Southern Title President, Donald V. Cruickshanks who will remain in that position following the acquisition, stated "We are very pleased with this opportunity to become a member of the highly regarded Old Guard family of insurance companies. As a member of Old Guard, Southern Title will have additional financial and operational resources that will enhance our ability to continue to grow through geographic expansion, acquisitions and the establishment of joint venture relationships."

Mr. Hosler continued, "As we continue to expand our business, this acquisition affords us the unique opportunity to cross sell product lines. With Old Guard's presence in the property and casualty sector, coupled with Southern Title's presence in the title market, this creates a competitive advantage for selling to both existing and potential customers." Mr. Hosler concluded, "Additionally, Southern Title provides us with a new platform for additional acquisitions. Southern Title's expertise in the title market will allow us to evaluate and pursue selective and strategic opportunities in the title insurance market."

Old Guard Insurance Group (www.oldguard.com), a provider of property and casualty insurance to homeowners, farmowners, and businessowners, is comprised of Old Guard Insurance Company, Old Guard Fire Insurance Company, First Patriot Insurance Company, New Castle Insurance Company of Delaware, First Delaware Insurance Company and Neffsville Mutual Fire Insurance Company. Founded in 1896, Old Guard currently serves approximately 155,000 policyholders throughout Pennsylvania, Maryland and Delaware with total annual premium volume in excess of $100 million. The Group is rated A- (Excellent) by A.M. Best.

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Firstmark Corp., founded in 1982 is a publicly-held Maine company with executive offices in Richmond, Va. Its principal subsidiary is Southern Title Insurance Corp., founded in 1925, which provides residential and commercial title insurance and related services through more than 100 offices. The company also has various real estate holdings and venture capital investments. The company's stock trades on Nasdaq under the symbol "FIRM."

Certain statements contained in this press release constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to those associated with factors affecting the property-casualty insurance industry generally, including price competition, size and frequency of claim escalating damage awards, natural disasters, fluctuations in interest rates and general business conditions; the Company's dependence on investment income; the geographic concentration of the Company's business in the Northeast United States, the adequacy of the Company's loss reserves; government regulation of the insurance industry and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. The Company expressly disclaims any obligation to update any forward-looking statements as a result of developments occurring after the release of this press release.